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                                                         Exhibit 99.g.2

              NUVEEN NEW YORK QUALITY INCOME MUNICIPAL FUND, INC.

                 RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 5th day of May, 1998 by and between Nuveen New York Quality Income Municipal Fund, Inc., a Minnesota corporation (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 1998 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 1999 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1999 and ratify and confirm the Agreement in all respects.


                                   NUVEEN NEW YORK QUALITY INCOME MUNICIPAL
                                   FUND, INC.

                                   By: /s/ G.R. ZIMMERMAN
                                      ---------------------------------
                                                Vice President
ATTEST:

/s/ KAREN HEALY
---------------------------
    Assistant Secretary
                                   NUVEEN ADVISORY CORP.

                                   By: /s/ J. THOMAS FUTRELL
                                      ---------------------------------
                                                Vice President
ATTEST:

/s/ L. MARTIN
---------------------------
    Assistant Secretary